SUB-ITEM 77E - LEGAL PROCEEDINGS

Since October 2003,
Federated and related
 entities (collectively,
"Federated") and various
Federated-sponsored
mutual funds (Funds)
have been named as defendants
in several class action
lawsuits now pending
in the United States
District Court for the
District of Maryland.
The lawsuits were
purportedly filed on
behalf of people who
purchased, owned
and/or redeemed
shares of certain Funds
during specified
periods beginning
November 1, 1998. The suits
are generally similar in
alleging that
Federated engaged in illegal
and improper trading practices
including market timing and
late trading in
concert with certain
institutional traders,
which allegedly caused
financial injury to the mutual
fund
shareholders. Federated
without admitting the validity
of any claim has reached a
preliminary settlement
with the Plaintiffs in these
cases. Any settlement would
have to be approved by the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive
advisory fees involving one
of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described
 in the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar allegations
 may
be filed in the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits is
uncertain. Although we do not believe
that these lawsuits will have a
material adverse effect on the Funds,
there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
 these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or
other adverse consequences for the
Funds.